FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-172143-06

COMM 2012-CCRE3

Investors are urged to read the final prospectus supplement relating to these securities because it contains important information regarding the offering that is not included herein. The issuer, any underwriter or any dealer participating in the offering will arrange to send you the final prospectus supplement if you request it by calling toll-free 1-800-503-4611 or e-mailing a request to prospectus.cpdg@db.com.

The asset-backed securities referred to in these materials, and the asset pool backing them, are subject to modification or revision (including the possibility that one or more classes of securities may be split, combined or eliminated at any time prior to issuance or availability of a final prospectus) and are offered on a “when, as and if issued” basis. You understand that, when you are considering the purchase of these securities, a contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.

Because the asset-backed securities are being offered on a “when, as and if issued” basis, any such contract will terminate, by its terms, without any further obligation or liability between us, if the securities themselves, or the particular class to which the contract relates, are not issued. Because the asset-backed securities are subject to modification or revision, any such contract also is conditioned upon the understanding that no material change will occur with respect to the relevant class of securities prior to the closing date. If a material change does occur with respect to such class, our contract will terminate, by its terms, without any further obligation or liability between us (the “Automatic Termination”). If an Automatic Termination occurs, we will provide you with revised offering materials reflecting the material change and give you an opportunity to purchase such class. To indicate your interest in purchasing the class, you must communicate to us your desire to do so within such timeframe as may be designated in connection with your receipt of the revised offering materials.

The information contained in these materials may be based on assumptions regarding market conditions and other matters as reflected herein. Deutsche Bank Securities Inc. and the other underwriters make no representation regarding the reasonableness of such assumptions or the likelihood that any such assumptions will coincide with actual market conditions or events, and these materials should not be relied upon for such purposes. The underwriters and their respective affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of these materials, may, from time to time, have long or short positions in, and buy and sell, the securities mentioned herein or derivatives thereof (including options).

Information in these materials is current as of the date appearing on the material only. This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement. The information in this free writing prospectus is preliminary and subject to change. Information in these materials regarding any securities discussed herein supersedes all prior information regarding such securities. These materials are not to be construed as an offer to sell or the solicitation of any offer to buy any security in any jurisdiction where such an offer or solicitation would be illegal. You should consult your own counsel, accountant and other advisors as to the legal, tax, business, financial and related aspects of a purchase of these securities.

The issuer has filed a registration statement (including a prospectus) with the SEC (registration statement file no. 333-172143) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by e-mailing a request to prospectus.cpdg@db.com. The securities may not be suitable for all investors.

Deutsche Bank Securities Inc. and the other underwriters and their respective affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE: THIS MATERIAL IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS MATERIAL IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

COMM 2012-CCRE3
Loan Contribution to IOs

IO Loan Components (Sorted by % of PV to X-A)

Property	Pooled Balance	% of Deal	Net Coupon	Total Interest to X-A	PV of Interest to X-A	% of PV to X-A

260 and 261 Madison Avenue	126,000,000	10.1%	4.90%	20,224,698	17,236,551	11.9%
Crossgates Mall	107,441,073	8.6%	5.34%	19,006,965	16,281,623	11.2%
Solano Mall	105,000,000	8.4%	4.39%	12,734,963	10,891,665	7.5%
Emerald Square Mall	74,819,369	6.0%	4.65%	9,894,001	8,464,615	5.8%
Midland Park Mall	84,884,985	6.8%	4.31%	9,149,803	7,849,978	5.4%
The Prince Building	75,000,000	6.0%	4.17%	8,080,216	6,893,578	4.8%
Bishops Gate I & II	54,500,000	4.4%	4.79%	7,762,652	6,635,717	4.6%
425 7th Street and 800 F Street	54,868,616	4.4%	4.71%	7,456,817	6,381,965	4.4%
Sheraton Nashville	45,000,000	3.6%	4.98%	7,289,919	6,222,623	4.3%
EIP Industrial Portfolio	72,000,000	5.8%	4.84%	6,063,266	5,523,011	3.8%
Hampshire Portfolio	37,377,429	3.0%	5.06%	5,933,688	5,080,779	3.5%
Atlantic Housing Portfolio	30,934,672	2.5%	5.29%	5,492,706	4,688,589	3.2%
Sherman and Waco Retail Portfolio	26,000,000	2.1%	4.88%	3,959,335	3,382,698	2.3%
Rushmore Crossing	25,641,398	2.0%	4.91%	3,867,560	3,305,738	2.3%
Columbus Industrial Portfolio	30,922,092	2.5%	4.46%	3,678,967	3,150,044	2.2%
Landmark Building	18,000,000	1.4%	5.23%	3,126,388	2,668,948	1.8%
2401 El Segundo	19,390,000	1.5%	4.71%	2,763,907	2,360,659	1.6%
Long Island City Hotel Portfolio	25,942,838	2.1%	5.11%	2,340,013	2,136,214	1.5%
AR Residence Inn Fort Worth	18,300,000	1.5%	4.67%	2,372,815	2,033,398	1.4%
7 Central Apartments	12,945,503	1.0%	4.95%	1,957,295	1,676,426	1.2%
Elk Ridge Apartments	9,500,000	0.8%	5.29%	1,688,170	1,440,955	1.0%
Embassy Plaza	9,777,767	0.8%	4.94%	1,493,992	1,276,534	0.9%
Snowmass Village Mall	17,200,000	1.4%	4.72%	1,374,624	1,250,822	0.9%
Lynn Portfolio	9,577,534	0.8%	4.79%	1,362,357	1,164,642	0.8%
Lincoln Court	10,753,490	0.9%	4.54%	1,345,188	1,151,328	0.8%
AR Homewood Suites Tukwila	9,700,000	0.8%	4.67%	1,257,722	1,077,812	0.7%
AR Courtyard Somerset	9,000,000	0.7%	4.67%	1,166,958	1,000,032	0.7%
Holiday Inn Express Hotel & Suites Omaha	7,200,000	0.6%	5.11%	1,123,815	963,815	0.7%
100 Research Drive	12,235,007	1.0%	4.84%	1,016,795	926,204	0.6%
Stonewood Village	8,389,237	0.7%	4.59%	1,076,267	920,751	0.6%
691 Central Avenue	7,250,000	0.6%	4.86%	1,067,535	912,355	0.6%
Holiday Inn Express Conyers	5,990,215	0.5%	5.13%	965,746	826,369	0.6%
Hampton Inn Lincoln	6,877,188	0.5%	4.79%	944,680	809,455	0.6%
Colonial Plaza	6,435,392	0.5%	4.69%	870,177	744,148	0.5%
1265 Gerard Avenue	5,750,000	0.5%	4.62%	774,832	662,220	0.5%
Holiday Inn Express Murrells Inlet	4,492,661	0.4%	5.13%	724,310	619,777	0.4%
Parke Crescent	4,783,792	0.4%	4.89%	712,703	609,237	0.4%
Snowmass Center	7,900,000	0.6%	4.69%	621,810	565,815	0.4%
Village Centre	4,826,028	0.4%	4.74%	643,954	552,211	0.4%
984 Sheridan Avenue	8,300,000	0.7%	4.56%	593,608	541,975	0.4%
Campus Corner Apartments	4,335,619	0.3%	4.79%	595,559	510,309	0.4%
Palatka Marketplace	4,190,069	0.3%	4.74%	581,319	497,043	0.3%
2085 Valentine Avenue	7,500,000	0.6%	4.56%	536,393	489,737	0.3%
2544 Valentine Avenue	6,800,000	0.5%	4.56%	486,330	444,028	0.3%
Aries Court Apartments	3,812,181	0.3%	4.70%	502,678	430,751	0.3%
Gateway Plaza	3,795,175	0.3%	4.64%	500,155	427,799	0.3%
Hampton Inn Boerne	4,778,575	0.4%	5.34%	464,012	423,689	0.3%
Shoppes at Coronado Place I	2,000,000	0.2%	4.94%	324,552	276,559	0.2%
Southern & Unser Shops	1,500,000	0.1%	4.94%	243,686	207,629	0.1%
Farr Lofts	1,795,700	0.1%	4.69%	242,477	207,415	0.1%

Total	1,251,413,606	100.0%		168,458,377	144,796,231	100.0%

COMM 2012-CCRE3
X-A Composition by Bond Components

Class XA Components - Contributing Cashflow %*							Class XA Components (Cumulative)*
Year	X-A	A-1	A-2	A-SB	A-3	AM**	Year	X-A	A-1	A-2	A-SB	A-3	AM**
1	13.4%	1.6%	2.8%	1.1%	6.9%	1.0%	1	13.4%	1.6%	2.8%	1.1%	6.9%	1.0%
2	13.1%	1.3%	2.8%	1.1%	6.9%	1.0%	2	26.5%	2.8%	5.7%	2.2%	13.8%	2.0%
3	12.7%	0.9%	2.8%	1.1%	6.9%	1.0%	3	39.2%	3.7%	8.5%	3.3%	20.7%	3.0%
4	12.4%	0.5%	2.8%	1.1%	6.9%	1.0%	4	51.6%	4.3%	11.3%	4.4%	27.6%	4.0%
5	11.1%	0.1%	2.0%	1.1%	6.9%	1.0%	5	62.8%	4.4%	13.4%	5.5%	34.4%	5.0%
6	8.8%	0.0%	0.0%	1.0%	6.8%	1.0%	6	71.6%	4.4%	13.4%	6.5%	41.3%	6.0%
7	8.6%	0.0%	0.0%	0.8%	6.8%	1.0%	7	80.2%	4.4%	13.4%	7.3%	48.1%	7.0%
8	8.4%	0.0%	0.0%	0.5%	6.9%	1.0%	8	88.6%	4.4%	13.4%	7.9%	55.0%	8.0%
9	8.1%	0.0%	0.0%	0.3%	6.8%	1.0%	9	96.7%	4.4%	13.4%	8.2%	61.8%	9.0%
10	3.3%	0.0%	0.0%	0.1%	2.6%	0.6%	10	100.0%	4.4%	13.4%	8.2%	64.4%	9.6%
Total	100.0%	4.4%	13.4%	8.2%	64.4%	9.6%	Total	100.0%	4.4%	13.4%	8.2%	64.4%	9.6%

Class XA Components (Relative)*							* 100% CPY - No Interest Reserve
Year	X-A	A-1	A-2	A-SB	A-3	AM**	**Inclusive of AM component exchanged for Class PEZ.
1	100.0%	11.7%	21.1%	8.3%	51.4%	7.5%
2	100.0%	9.6%	21.6%	8.5%	52.6%	7.7%
3	100.0%	7.2%	22.2%	8.7%	54.0%	7.9%
4	100.0%	4.3%	22.9%	9.0%	55.7%	8.1%
5	100.0%	1.1%	18.1%	10.0%	61.8%	9.0%
6	100.0%	0.0%	0.0%	11.3%	77.4%	11.2%
7	100.0%	0.0%	0.0%	9.0%	79.5%	11.5%
8	100.0%	0.0%	0.0%	6.5%	81.7%	11.9%
9	100.0%	0.0%	0.0%	3.6%	84.2%	12.2%
10	100.0%	0.0%	0.0%	1.5%	79.9%	18.5%

COMM 2012-CCRE3
X-A Price-Yield Analysis

Class	X-A
Notional	994,873,000
Scenario:	Pricing (100CPY)	75 CPY	0 CPR	Ext. 24 Months	100CPY + Default	75CPY + Default	10 CPR
Price	14.55250	14.55250	14.55250	14.55250	14.55250	14.55250	14.55250
Yield	3.545	4.035	4.207	7.548	2.819	3.288	4.477
Spread	230	275	291	593	162	206	325
WAL	8.06	8.25	8.32	9.97	7.82	7.99	7.98
Mod Dur	3.90	3.94	3.96	4.28	3.88	3.92	3.83

Scenario Assumptions
Scenario:	Pricing (100CPY)	75 CPY	0/0	Ext. 24 Months	100CPY + Default	75CPY + Default	10 CPR
Prepay	100CPY	75CPY	0CPR	0CPR	100CPY	75CPY	10 CPR
Default	0 CDR	0 CDR	0 CDR	0 CDR	0 for 24 2CDR	0 for 24 2CDR	0 CDR
Severity	0%	0%	0%	0%	35%	35%	0%
Servicer Adv.	100%	100%	100%	100%	100%	100%	100%
Recovery Lag	0	0	0	0	12	12	0
Extension Mos.	0	0	0	24	0	0	0

Term	Tsy Yield
2	0.234%
3	0.303%
5	0.607%
7	1.035%
10	1.627%
30	2.829%